The Annual Meeting of Shareholders of
Van Kampen American Capital Municipal Income Trust held on June 26, 1998.
The results of this tabulation are as follows:


1.       PROPOSAL I

         Election of Directors.

         To vote for the election of the Common Shares Class III trustees, the nominees named below to serve until the later of the Annual Meeting of Shareholders in 2001 or their respective successors are duly elected and qualified.

                                          Number of Shares/Votes

                                          For               Authority Withheld

         Don G. Powell          98.97%    22,295,666.069    233,026.669
         Hugo Sonnenschein      98.97%    22,296,151.149    232,541.589

2.       PROPOSAL II

         To ratify the selection of KPMG Peat Marwick LLP as independent accountants.

         For                                22,242,604.945
         Against                                96,406.340
         Abstain                               189,681.453


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                          VAN KAMPEN AMERICAN CAPITAL
                    MUNICIPAL INCOME TRUST PREFERRED SERIES
                                 JUNE 26, 1998


                                        % of Outstanding
                         No. of Shares      Shares          % of Shares Voted

1.       To vote for the election of the Preferred Class III trustee:
         Theodore A. Myers

         Affirmative       314.000         95.152%           100.000%
         Withhold            0.000          0.000%             0.000%

         TOTAL             314.000         95.152%           100.000%

2. To ratify the selection of KPMG Peat Marwick LLP as independent accountants.

         Affirmative       314.000         95.152%           100.000%
         Against  0.000                     0.000%             0.000%
         Abstain  0.000                     0.000%             0.000%

         TOTAL             314.000         95.152%           100.000%